Exhibit 3.138

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

TOLL JUPITER LLC

This Second Amended and Restated Limited Liability Company Operating Agreement (the “Agreement”), is entered into as of this 21st day of December, 2010 by Toll Holdings, Inc., a Delaware corporation (the “Sole Member”).

WHEREAS, the Company was formed on September 19, 2008 with the filing of the Articles of Organization with the Florida Secretary of State;

WHEREAS, the Company was originally governed by a Limited Liability Company Operating Agreement dated as of September 22, 2008 (the “Initial Agreement”);

WHEREAS, the Initial Agreement was subsequently amended and restated on October 23, 2008 and the Company is currently governed by the Amended and Restated Limited Liability Company Agreement as of the same date (the “Restated Agreement”);

WHEREAS, the Sole Member desires to amend and restate the Company’s Restated Agreement.

NOW THEREFORE, the Sole Member, by execution of this Agreement, hereby continues the Company as a limited liability company pursuant to the Florida Limited Liability Company Act (Fla. Stat. § 608.401, et seq.), as amended from time to time (the “Act”), upon the following terms and conditions:

1. Name. The name of the limited liability company is Toll Jupiter LLC.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of Florida is C/O CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Florida is CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324.

5. Member. The name and mailing address of the Sole Member is set forth on the attached Exhibit A.

6. Powers. In furtherance of its purposes, the Company shall have the power and is hereby authorized to do any and all acts necessary or convenient to carry out any and all of the objects and purposes of the Company and to perform all acts in furtherance thereof, including, without limitation, (i) to execute and deliver any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all agreements, deeds, contracts and leases, and (ii) to take any and all other actions it deems necessary, desirable, convenient or incidental for the furtherance of the objects and purposes of the Company and shall have and may exercise all of the powers and rights conferred upon a limited liability company formed pursuant to the Act.

7. Management.

(i) The Sole Member hereby agrees that the responsibility for managing the business and affairs of the Company shall be delegated to three (3) managers (each of such managers of the Company being hereinafter referred to individually as a “Manager” and collectively as the “Board” or “Managers”) and hereby consents to the election of Edward D. Weber, Ralph E. Reinert and Ronald Blum as Managers of the Company. The Board shall in each case act by a majority of Managers in office.

(ii) The Managers shall serve and continue in such office throughout the entire term of the Company unless sooner removed by written action of the Sole Member, by operation of law, by order or decree of any court of competent jurisdiction, or by voluntary resignation of a Manager.

(iii) In the event of the resignation, removal or termination for any reason whatsoever of a Manager, the written consent of the remaining Managers shall be required to designate a new manager.

(iv) The Board is hereby authorized to appoint one or more officers of the Company (each of such officers of the Company being hereinafter referred to individually as an “Officer” and collectively as the “Officers”), including, without limitation, a President, one or more Senior Vice Presidents, one or more Vice Presidents, a Treasurer, a Secretary (each of such Officers of the Company being hereinafter referred to individually as a “Principal Officer” and collectively as the “Principal Officers”), one or more Assistant Vice Presidents and one or more Assistant Secretaries. By execution hereof, the Sole Member hereby appoints as the Officers the persons specified in Exhibit B attached hereto, who shall hold the office set forth opposite his or her name.

(v) Each Principal Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company, without the need for a separate resolution of the Board, any and all agreements, bonds, contracts, certificates, deeds, instruments, mortgages, notes, guarantees, record plats, applications and any and all other documents, and to take any such actions as deemed necessary or appropriate to carry on the business of the Company.

(vi) Each Principal Officer is hereby authorized and empowered, without the need for a separate resolution of the Board, (i) to authorize any other Officer to

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execute and deliver, on behalf of the Company, any and all agreements, bonds, contracts, certificates, deeds, instruments, mortgages, notes, guarantees, record plats, applications and any and all other documents, and (ii) to take any such actions as deemed necessary or appropriate to carry on the business of the Company, all as may be set forth in a written delegation of authority executed by a Principal Officer. Any person or entity engaging in a transaction or otherwise conducting business with the Company may conclusively presume that any Officer specified in such a written delegation of authority who executes an agreement, bond, contract, certificate, deed, instrument, mortgage, note, guarantee, record plat, application or any and all other documents on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company, upon execution of such Officer.

(vii) Each Principal Officer is hereby individually authorized and empowered, without the need for a separate resolution of the Board, (i) to authorize another individual that is not an officer of the Company (an “Authorized Representative”) to execute and deliver, on behalf of the Company, any and all agreements, bonds, contracts, certificates, deeds, instruments, mortgages, notes, guarantees, record plats, applications and any and all other documents, and (ii) to take any such actions as deemed necessary or appropriate to carry of the business of the Company, all as may be set forth in a written delegation of authority executed by a Principal Officer. Any person or entity engaging in a transaction or otherwise conducting business with the Company may conclusively presume that any Authorized Representative specified in such a written delegation of authority who executes an agreement, bond, contract, certificate, deed, instrument, mortgage, note, guarantee, record plat, application or any and all other documents on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company, upon execution of such Authorized Representative.

8. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member and as permitted by applicable law.

9. Liability of Member. The Sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

10. Fiscal Year. The fiscal year of the Company shall end on October 31st of each year.

11. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Florida, without regard to its conflicts of law principles.

12. Amendment. This Agreement may be amended at any time by a written instrument executed by the Sole Member.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

TOLL HOLDINGS, INC.

By:
Mark J. Warshauer
Vice President

EXHIBIT A

Member	Address

Toll Holdings, Inc.	c/o Toll Brothers, Inc. 250 Gibraltar Road Horsham, PA 19044

EXHIBIT B

OFFICERS